Exhibit 21
LIST OF SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of SoFi Technologies, Inc. as of December 31, 2023, omitting certain subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	State or Other Jurisdiction of Organization
Galileo Financial Technologies LLC	DE
Social Finance Inc.	DE
SoFi Bank N.A.	UT
SoFi Lending Corp.	CA
Pebble Beach SoFi Funding CC I LLC	UT
SoFi Funding I LLC	DE
SoFi Funding II LLC	DE
SoFi Funding III LLC	DE
SoFi Funding V LLC	DE
SoFi Funding VI LLC	DE
SoFi Funding IX LLC	CA
SoFi Funding X LLC	DE
SoFi Funding XI LLC	DE
SoFi Funding XII LLC	DE
SoFi Funding XIII LLC	DE
SoFi Funding PL II LLC	DE
SoFi Funding PL III LLC	DE
SoFi Funding PL IV LLC	DE
SoFi Funding PL VI LLC	DE
SoFi Funding PL X	DE
SoFi Funding PL XI	DE
SoFi Funding PL XVI LLC	DE
SoFi Funding PL XVII LLC	DE
SoFi Funding PL XVIII LLC	DE
SoFi Funding PL XIX LLC	DE